Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of August 14, 2026, by and among TBCP V, LLC and Gary A. Simanson (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Thunder Bridge Capital Partners V, Ltd., as of August 14, 2026, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Parties to the extent it knows or has reason to believe that any information about the other Parties is inaccurate.

Date: August 14, 2026	TBCP V, LLC
By: Gary A. Simanson, its managing member

	By:	/s/ Gary A. Simanson
	Name:	Gary A. Simanson
	Title:	Managing Member

Date: August 14, 2026	By:	/s/ Gary A. Simanson
Gary A. Simanson